EXHIBIT 99.2

To Form 8-K dated April 26, 2012

Seacoast Banking Corporation of Florida

First Quarter 2012 Earnings Conference Call

April 27, 2012

9:00 AM Eastern Time

Operator: Welcome to the Seacoast First Quarter 2012 Earnings Conference Call. My name is John, and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson II: Thank you very much, and welcome to Seacoast's First Quarter 2012 Conference Call. Before we begin, as always, we direct your attention to the statement contained at the end of our press release regarding forward statements. During our call, we will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and, accordingly, our comments are intended to be covered within the meaning of Section 27A of the Act.

With me today is Jean Strickland, our President and Chief Operating Officer; Bill Hahl, our Chief Financial Officer; Russ Holland, our Chief Lending Officer; and David Houdeshell, our Chief Credit Officer.

We continued our progress this quarter with some of the best growth in new households and deposits that we have seen in quite some time. In fact, I believe, the growth we are now seeing is quite remarkable given that we’re still in fairly tepid business conditions as we move forward. We also produced our third consecutive quarter of positive loan growth, following several years of effort devoted to liquidation of problem loans. Our accelerating growth in new customer households, both business and consumer households, is now starting to translate into higher revenues, and I want to talk about that in a minute.

But first, I want to comment on our earnings results for the quarter. Well before I do that, I think I should probably comment on another milestone we achieved during the quarter, and that was our exit from the TARP Program. As most of you know, the Treasury Department is aggressively moving to wind down the TARP Capital Purchase Program, and we were selected, along with five other banks, to participate in the first ever auction of TARP Preferred Securities, which was concluded at the end of the quarter. The auction was very successful and our entire issue of preferred was sold to a number of new private investors. With our participation in the TARP Program behind us, we consider our Preferred Stock outstanding to be an important part of our capital structure for now. As we move forward, we will view this Tier 1 capital from an entirely rational standpoint. Frankly, our exit from the program, and the continued capital provided in the form of Perpetual Preferred Stock, opens up tremendous flexibility for us to fund our growth plan and it strengthens our ability to take advantages of opportunities in the future. In the near-term, it provides us with a capital cushion that protects common shareholders from dilution. As we move forward and our condition improves, we can consider various options with an eye towards optimizing our overall cost of capital and achieving a more balanced capital structure.

Earnings for the quarter were below our expectations and totaled just under a million dollars. Impacting the quarter were higher costs related to the disposition of foreclosed properties. During the quarter, we moved a little more than half of our OREO portfolio into contract, with about half of the properties closing this quarter, Q1, and the rest scheduled to close next quarter, Q2. This resulted in higher costs, both for legal and professional fees, and in losses on sale and other disposition costs. The assets sold included some of our larger and more troublesome remaining properties. Our decision to exit these exposures now, at prices that fell somewhat below our carrying value, we think made a lot of sense. As I said, these assets were troublesome and they were costly to maintain. We also saw an increase in our provision for loan losses this quarter compared to the last several quarters due to a larger troubled loan moving to nonaccrual. Bill and a few others I think will be happy to weigh in with some color on that later in the call.

And now on to our growth initiatives: I’ve been talking for some time about our focus on various growth initiatives. Our success continued this quarter with record-breaking growth and new consumer and business households, with over 3,000 new relationships added to our 68,000 household base. This was an acceleration of performance over last year and our progress is now building higher levels of funding, growth in net interest income, and growth in fees. Noninterest-bearing checking deposits were up 21% over the prior year and the DDA mix of deposits grew to almost 23%. Our core customer funding grew overall 15% over the past year, and just about all fee categories grew this quarter, with particular performance in areas related to our household growth.

I think Bill’s going to hit a few more details in his comments. I’m going to turn it over to Bill now.

William R. Hahl: Thanks, Denny, and good morning. I will be referring to a few slides we have posted on our website during my comments. Net income for the first quarter totaled $938,000 compared to $358,000 for the first quarter 2011. In general, the differences in performance compared to last year were: increased noninterest income, higher net interest income and noninterest expenses, and increased credit costs in the form of loan loss provision as a result of one larger loan that was transferred to nonaccrual, as well as what Denny mentioned, the final disposition of approximately $12 million of OREO properties.

Revenues, excluding security gains, grew by 4.4% for the first quarter compared to last year’s first quarter. In the quarter just ended, top line loan growth was up $8 million compared to the fourth quarter; however, accruing loans totaled $1.175 billion, $5 million lower compared to the sequential quarter, but $16 million higher compared with last year. Notwithstanding the modest loan growth over the last 12 months in accruing loans, we continue to make progress and are encouraged by the increase in our active commercial pipeline to $98 million at quarter end. Our commercial lending teams have achieved improved pricing on the new lending, and this has resulted in our achieving our net interest income goals in spite of the drag of the new nonaccrual loan I mentioned earlier.

Turning to slide seven and eight and the deposit data in the earnings release for a discussion on deposits, our retail banking teams have done a great job in adding large numbers of core deposit customers and dramatically improving the mix and profitability of our customer-base in recent years. That mix improved even further in the first quarter. Total deposits are up $51 million from a year ago and $19 million from last quarter. However, the real story for deposits is the favorable shift in mix towards lower cost accounts, most notably the DDA growth of $70 million, or 21% year-over-year. Lower cost deposits, including NOW transaction accounts and regular savings, have increased $40 million and $28 million, respectively, over the last 12 months. The growth in lower cost and no cost accounts throughout the last 12 months has enabled us to manage down our higher cost time deposits and help protect the margin. Further, this has resulted in a reduction to 25% of total deposits in time certificates compared to 32% last year.

Slide nine covers the net interest margin. On a sequential basis, net interest income decreased $332,000, primarily the result of the increase in nonaccrual loans, but was up $186,000 over the prior year’s first quarter. The improvement year-over-year was due to a 37% decline in nonperforming assets, an increased securities portfolio, and the modest loan growth I discussed earlier. Net interest margin declined 9 basis points linked-quarter as a result of the sale of price-sensitive investments that had increasing prepayment trends which were invested at lower yields, and the increase in NPLs. Partially offsetting was the better mix and the modest loan growth. Interest earning asset yields declined by 17 basis points linked-quarter and were partially offset by a 9 basis point contraction in interest-bearing liability costs. Our current expectation for the margin is to be under pressure from the negative impacts from lower asset yields, offset by improving loan growth, lower NPAs and better deposit mix. In addition, we continue to believe that it’s appropriate to remain conservative and position the balance sheet for higher interest rates in the future.

Turning to slide 10, noninterest income, excluding security gains, increased $738,000, or 17.3%, over the first quarter last year. Obviously, our growth in core deposit customers had, and should continue to have, favorable implications for income from deposit account related fees and has assisted in our overall total revenue growth. Mortgage banking and marine finance fees increased by $228,000 and $32,000, respectively, over last year’s first quarter, as both are seeing better transaction flows as the general economic conditions improve in the markets we serve.

Now let’s turn to slide six for a review of expenses. As Denny mentioned, expenses were up and they were up nearly $2.1 million in the first quarter compared with last year as a result of higher OREO losses and expenses related to their disposal, legal and professional fees related to Treasury’s sale of their TARP investment, and higher commissions and incentives related to our improved performance. Salary and wages were also up in the quarter compared to the first quarter last year as a result of investments and additional relationship managers that have assisted in building our commercial pipeline. We expect to hire a few additional CRMs for the Palm Beach market that will further help with loan growth in 2012, probably in the second quarter and third quarter. Noninterest expenses in the quarters that are compared on slide six indicate that core operating expenses are being well managed and expenses have increased as a result of investments in further revenue improvement and in areas that vary with increased revenues; credit-related expenses, however, remain high. In addition, compared to the fourth quarter, recurring expenses are higher as the result of normal cyclically higher payroll taxes and group insurance.

Now switching gears to our credit trends, net charge-offs totaled $3.4 million, up slightly from the fourth quarter, but down 15% compared to last year. NPLs have declined by $24.5 million during the last 12 months, but increased linked-quarter as the last large impaired commercial real estate loan participation, a $14.4 million credit, moved to nonaccrual. As a result, the provision for loan losses increased to $2.3 million for the quarter, or $1.7 million higher than 2011, with $2.1 million attributable to the loan participation. The remaining impaired commercial real estate loans are much smaller and average $694,000. We believe that credit costs will continue to trend down and that our overall risk profile has declined significantly over the last 12 months, allowing for the allowance for loan losses to decline to $24.5 million, or 2.01% of loans. We are very pleased with the efforts of our Special Assets Group and the direction in which they have taken all of our credit metrics.

I’ll continue my comments by focusing on capital on slide four. Capital ratios remain well above regulatory minimums. This quarter, our preferred stock, as Denny mentioned, was sold to a variety of investors, and therefore we are no longer faced with an overhang over the possible future common equity raised to repay Treasury. This we believe for now is cheap capital and we can now focus on deploying capital on growth and expansion. We believe we have a great opportunity to take market share from the mega banks and the most immediate capital deployment opportunity is growth in our legacy loan portfolio, which we’ve seen signs of over the last three quarters. Down the road, we see traditional M&A opportunities as smaller community banks struggle with increased regulatory burdens.

That concludes my prepared remarks. I’ll turn the call back over to Denny.

Dennis S. Hudson III: Thanks, Bill. I guess to summarize the quarter, we continue to focus on organic growth, and I think our people are producing some remarkable results. These results are now beginning to show up as revenue improvements across all markets and it’s strengthening our franchise value. We have significantly improved our credit quality, and we’ve eliminated credit concentrations. Loan growth is beginning to return and we expect to see some acceleration in growth going forward over the next year as our business initiatives grow stronger—and, as you've heard, our new business pipelines are very strong right now. We’ll continue to invest in growth, while we pay for it, to the greatest extent possible, with reductions in core overhead. Our expenses were higher than anticipated during the quarter, all of it related to credit. Going forward, these costs are expected to return to more reasonable levels.

And with that, I guess we’ll open the call for a few questions.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the question is announced. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, for any questions, please press star then one on your touchtone phone. Standing by for questions.

And our first question is from David Bishop from Stifel Nicolaus. Please go ahead.

David Bishop: Hey, good morning, Denny.

Dennis S. Hudson III: Good morning.

David Bishop: Hey, saw the positive trend in terms of the commercial loan fundings this quarter. In terms of the market on the commercial side for competition there and just some of your perspective, what are you seeing there in terms of signs of light or just the competitive environment overall?

Dennis S. Hudson III: Yeah, it’s certainly a very competitive environment. Having said that though, we have some very specific things we’re doing from a competitive standpoint that we think really positions us in a distinctive fashion. I think the most significant thing we’re doing is really attacking the very large banks, the mega banks, and we're seeing some tremendous ability to begin to move some of that business over here. I guess my central point is: This is a market share acquisition play. We’re not seeing tremendous growth in the market.

Russ, did you have a further comment?

H. Russell Holland III: Yeah, that’s actually true, in all of our markets, the opportunity to win business from the larger competitors. In some of our growth markets, Orlando and Palm Beach, we are seeing some signs of economic growth and some loan demand increases.

O. Jean Strickland: We also have a very targeted approach, as we’ve talked about before, in terms of our focus and really understanding what adds value to the targeted group. That has been very successful for us.

Dennis S. Hudson III: I guess we won’t go into it, but we have some very specific direct marketing that we’re working and have been for the last quarter or so. and that’s gaining some momentum and we’re finding that to be very effective.

David Bishop: A couple years ago, or actually more than a couple years ago, the Scripps Institute opened down there. Have you been able to cull any sort of growth or the expansion from that campus?

Dennis S. Hudson III: Yeah, we have. We have some relationships there. It’s a slow build out though.

And, Jean, you had a comment?

O. Jean Strickland: Sure. We welcomed Scripps years ago with open arms, a very public celebration. When the real estate controversy was going on, we differentiated ourselves by putting billboards up and coming out publically in the newspapers welcoming them and aligning their value proposition with what we stood for. Since that time we’ve had a very good close relationship with Scripps and it has resulted in business for us, and we hope to do more.

Dennis S. Hudson III: In fact, we’re working on something right now for later this year that would perhaps be good, not with Scripps, but with some of the spinoffs and some of the new firms that have moved in. Just to update you, since several years ago when all that started, there have been four or five new companies that are literally up and operating today in our market that are related to all of that focus on biotech, so that’s continuing to come. It’ll be big a few years down the road, and it probably starts to accelerate in the next couple of years, but it’s been sort of slow to this point.

David Bishop: Great. Thank you, guys.

Operator: Our next question comes from Michael Rose from Raymond James. Please go ahead.

Michael Rose: Hey, good morning, Denny. How are you?

Dennis S. Hudson III: Great.

Michael Rose: Just a question as it relates to OREO balances. It looks like they came down pretty nicely this quarter. How should we think about the expense, the OREO expense going forward as those balances continue to come down? I mean are we going to get to a point where that expense is pretty minimal on a quarterly basis?

Dennis S. Hudson III: Yeah, boy, that’s the plan, isn't it? I guess what we would comment on would be that the sales that occurred this quarter that will close next quarter have been fully accounted for. So then the question is: What about the remaining portfolio? The good news about the remaining portfolio is that it really gets small. The numbers, the trends, the properties that are left in that portfolio are predominately residential properties and that sort of thing, and so we think the volatility… The thing that’s hard to deal with are some of the larger exposures, because when you actually are negotiating a sale, and it’s going to result in a perhaps an additional charge, in an effort to get it out of here quicker than we might have anticipated, sometimes those numbers can be larger. But with the diversity that's left in the portfolio, I think it starts to look a lot better as we move down the line.

Michael Rose: Okay. And then as a follow-up, how should we think about the loan loss reserve ratio? Historically you guys had been a lot lower, but now that your portfolio mix has changed, could you actually see getting down closer to where you have been historically, or do you think it’s still going to remain higher just because the regulators are going to force you to have more reserves? Thanks.

Dennis S. Hudson III: Okay. We’re not getting down to those historical levels anytime soon. Number two, I’m not sure that's where we will go. We certainly have lots of loss experience to help guide our thinking over the long-term when we look ahead. I think, not immediately, but over time, you’ll see that drift lower as our credit quality continues to improve; and I think probably we have specific reserves in that reserve that start to melt away as we start resolving the remaining credits, and that pushes it down. But I wouldn’t expect that to happen immediately. It’s just going to happen over time.

Michael Rose: Great. Thank you for taking my questions.

Operator: Our next question comes from Mac Hodgson from Sun Trust Robinson. Please go ahead.

Mac Hodgson: Hey, good morning.

Dennis S. Hudson III: Good morning.

William R. Hahl: Good morning.

Mac Hodgson: I wonder if you could give any more color on the $14 million commercial real estate participation, maybe the type of commercial real estate, any sort of plans for resolution there?

Dennis S. Hudson III: Well we want to avoid any specific information around that credit because we’re in the middle of some negotiations on that. The only thing I would say is it’s a cash flowing asset. It is commercial real estate. It’s actually currently performing but…

You had a comment? Jean, I’m sorry.

O. Jean Strickland: Just that is… I was just going to point out that it is a performing asset; and just being conservative, we put it on nonaccrual.

Dennis S. Hudson III: So… Yeah, we put it on a nonaccrual because we have an upcoming maturity date and we have some issues to work out with our participant. But I guess the long story short: It’s a cash flowing asset. As Bill said earlier, it is our largest remaining troubled asset. It has performed, although it’s underperforming where we would like it to perform. It’s not land. It’s something that has some value and we have something to work with there, and we’ll continue to work forward with it.

Mac Hodgson: Okay great. And what is the size of your total participation portfolio? You mentioned this is the largest participation. It's…

William R. Hahl: Well I didn't mean that way. It’s the only one I think.

Mac Hodgson: Okay.

William R. Hahl: I think I said it’s the largest remaining participation.

Dennis S. Hudson III: It’s the largest. I think what Bill meant to say is: it’s the largest remaining troubled debt restructure.

William R. Hahl: Yeah, impaired…

Dennis S. Hudson III: Impaired and troubled debt structure, and it was kind of an outlier that we’ve been aware of for a number of years. I think that was the point that was trying to be made. We actually have a handful, meaning two or three, additional participations in the portfolio, but they are little tails that are left on those. They are paying down very rapidly, and they are very, very small now—I mean like altogether under $3 or 4 million probably, or less.

H. Russell Holland III: And we are the agent on those.

Mac Hodgson: And this was an accruing TDR?

Dennis S. Hudson III: Yes.

Mac Hodgson: Okay.

Dennis S. Hudson III: And it was something we restructured a number of years ago, a couple of years ago. It’s performed successfully, but now we have more decisions to make as that maturity date gets closer to late this year.

Mac Hodgson: I have a couple expense-related questions. How many new CRMs have you hired and how long do you think it generally takes to get breakeven for those?

H. Russell Holland III: We have hired 10 in the last 12 to 18 months; and they take about three months to get a pipeline going, and then another three months before you start seeing the results of that pipeline.

Mac Hodgson: Okay great.

Dennis S. Hudson III: So some of the earliest guys that joined us—and some of the earlier guys were small teams—that is just now starting to hit the books, I would say, and is showing up in the pipeline. The other… You may want to comment on our residential pipeline. It's kind of interesting what we're seeing there.

H. Russell Holland III: Yeah, both the commercial and residential pipelines are really at significantly historic levels. We are starting to see the results of our investment that we’ve made over the last two to three years on residential, and then one and a half years on the commercial side, in production. We regained our number one market position on the Treasure Coast on the residential side. And as far as volume goes, unit volume, we have also regained that position on the commercial side.

Mac Hodgson: Okay great. Just one last one on expenses: If you can estimate it, if you have an estimate for the dollar amount of personnel expense related to credit admin or default management costs, something that will come down over time, what is the dollar amount in there on the quarter.

Dennis S. Hudson III: We don’t have that for you here. I will tell you, we have been reducing costs in the Special Assets area pretty significantly, and part of that is being redeployed into some of these growth initiatives. Sorry, I don’t have that number right now, but it's …

William R. Hahl: It’s about $600,000.

Dennis S. Hudson III: Six hundred?

William R. Hahl: Right now, yeah.

Dennis S. Hudson III: Six hundred annually. I will tell you, we have been averaging—Bill and I were looking at this a few days ago… That’s just personnel costs…

William R. Hahl: Right.

Dennis S. Hudson III: It’s been averaging another half million a quarter plus in legal fees…

William R. Hahl: Legal, taxes and insurance, so it should be coming down with the reduction in OREO.

Dennis S. Hudson III: …So that’s say $2.5-to-3 million annually. It’s interesting, this quarter, when you look at our OREO cost, a half million in legal costs, just general legal costs, the Special Assets Division expenses that we just talked about, the higher provision, that’s well over $5 million in drag just this quarter.

Mac Hodgson: Okay. I appreciate the color. Thanks.

Operator: Our next question comes from Christopher Marinac from FIG Partners. Please go ahead.

Christopher Marinac: Hey, it's Chris Marinac. I just want continue on Mac’s line of thinking on the expenses. I mean, Denny, if you look at big picture—the investments you're making this quarter/last quarter on your people—I know Russ had commented on the six-month timeframe, but just a bigger picture. If you look out a year, year and a half, do you want that to be a two for one, three for one payoff, or can you give us any more color on where you see the bigger picture on how these investments payoff?

Dennis S. Hudson III: Oh yeah, at least a three for one, if not a four for one payoff, probably higher. We know how those ratios work and we see that. That is our future. That’s where we are headed. If we're not headed there, we’re going to… It’s not what we want, so yeah. Yeah, we’re going to see that.

Christopher Marinac: Okay. So as you’re executing in the next couple quarters, we ought to be seeing net interest income and fee income slightly better to compensate for that.

Dennis S. Hudson III: Yeah, the challenge we face is, which we’ve mentioned several times over the last couple of quarters, is a very challenging interest rate environment. We also are being extremely careful in our investment decisions. In the investment portfolio, you saw we took some gains this quarter. Those gains are related to just structuring that portfolio to perform well a year from now if we see rates start to creep up. I believe that’s probably the direction we are headed in the future, so now is the time to be extremely careful on the interest rate front and interest rate risk front. So that’s challenging. The general environment is challenging. The thing that we can affect without undue risk is getting back in the market and growing the loan portfolio. We think that what is happening to the extremely large banks right now is providing an incredible opportunity for us to gain market position, and that’s what we are focused on. That’s where a lot of these people are coming from that we are adding to our team, and we are seeing very, very good success with that. So that’s what we need to focus on here is growing the franchise, growing organically, and positioning ourselves so that as these credit costs begin to finally moderate, we have this revenue growth that is punching up and a reasonable expense structure starts to develop at that point.

Christopher Marinac: So from here does the margin slip a little bit or is there some positive movement?

Dennis S. Hudson III: It depends on how successful we are with everything I just said, and if we can… Our plan is for it to not slip over time and to replace the challenging part of the margin with higher volumes and better funding. We are thinking we get our DDA mix even much higher than it is today over the next couple of years as we continue to build this household machine and push deeper into some of the nearby markets. A huge impact on that funding is going to be our success that we expect to see in the area of small business. As we mentioned earlier, we have some very specific programs designed to improve our market penetration in the area of small business within our markets, and we think there’s a great opportunity to do that with what is happening in the mega banks.

O. Jean Strickland: We also continue to focus overall on efficiency and expenses for the purpose of increasing our ability to service our customers, because our focus generally on getting more efficient is to improve service, but it also has the outcome of lowering expense.

Dennis S. Hudson III: We have a number of issues, a number of…

O. Jean Strickland: Initiatives.

Dennis S. Hudson III: …initiatives around that.

Christopher Marinac: Denny, is there any update from you or Bill on the DTA in terms of how that may play out here near and further out?

Dennis S. Hudson III: No real update. I think we stand by our prior comments, and that is, as we maintain a positive earnings stream and our forward projections continue to strengthen, at some point that crosses the line and we move the reserve back off of the deferred tax asset. We are not sure when. We haven’t really made any strong comment about when, because we still have some uncertainty around that, but nothing has changed in terms of our outlook.

Christopher Marinac: Okay, great. Thanks very much for all the feedback.

Dennis S. Hudson III: Thank you, Chris.

Operator: Our next question comes from Ken Puglisi from San Mardeo Asset Management*. Please go ahead.

Ken Puglisi: Good morning.

Dennis S. Hudson III: Good morning, Ken.

William R. Hahl: Good morning, Ken.

Ken Puglisi: Most of my questions have already been asked, but just a couple of other points of clarification. On the auction of the TARP, the original TARP had a step up in the dividend from 5% to 9%. Is that still a feature of this? And if it is, what would your plans be at the time that happens?

Dennis S. Hudson III: Yes, the terms of the investment didn't change at all and the new owners now have assumed all of those terms and so forth. You're absolutely right, for us in February of 2015, the rate steps up to 9%. And as I said in some of my remarks, for now with a 5% rate, we believe it belongs on our balance sheet. As we begin to improve our condition and better opportunities open up for us to consider alternatives, we’ll look at that. Certainly if it is still outstanding when the rate pops to 9%, that’s going to be a real important discussion for us to have.

Ken Puglisi: Depends on where rates are at that time, I guess.

Dennis S. Hudson III: It would, and what alternatives we have, what our need for capital is, what our growth rates are looking like, what the alternatives cost, so on and so forth. One thing I do know is: right now for us to get that to go away would require common equity and a lot of dilution, and none of us want that.

Ken Puglisi: Yeah, okay. And just a point of clarification: On the OREO sales, 40% of what's left is scheduled to close in the second quarter.

Dennis S. Hudson III: That's right.

Ken Puglisi: And I heard you say that the expenses were already in the first quarter numbers. That includes the loss, correct?

Dennis S. Hudson III: That's right.

Ken Puglisi: Okay. So in the second quarter, OREO will go down, but the loss will already have been taken.

William R. Hahl: Correct.

Dennis S. Hudson III: That’s precisely correct.

Ken Puglisi: That’s great. Okay, and just one other thing: I just noticed on Bill’s slides that service charges have declined for the last couple of quarters, even though DDA is going up, and I was just wondering what was happening there.

Dennis S. Hudson III: Well you know they are up over a year ago, but sequentially they are down, and I think it’s seasonal.

But go ahead, Bill. Sorry.

William R. Hahl: Yeah, seasonal and you’ve got the lumpiness from overdrafts. I think you see in the fourth quarter, people spent a little bit more probably at the Christmas season or whatever, and so it always goes up in the fourth quarter.

Dennis S. Hudson III: And also, I’ll tell you, our business, it really swings back and forth on the business side…

William R. Hahl: Right, balances …

Dennis S. Hudson III: …and balances get larger in Q1.

William R. Hahl: …and service charges drop.

Dennis S. Hudson III: We are still offering free checking across the franchise, and so it’s really more driven by some of the other fees as opposed to…

Ken Puglisi: Oh I see, okay. All right. Thank you very much.

Dennis S. Hudson III: Yep.

Operator: Our next question comes from Mark Burton from Spectrum Advisors. Please go ahead.

Dennis S. Hudson III: Good morning.

Operator: Mark Burton, your line is now open. If your phone is on mute, please unmute it. Moving on…

Marc Heilweil: Hello.

Operator: Your line is open, sir. Go ahead.

Marc Heilweil: Okay. Am I being heard now?

Dennis S. Hudson III: Yes.

Marc Heilweil: I'm sorry about that. My question is, and this is Marc Heilweil. Can you give us some more color around the auction of the TARP Preferred? For example, in the memorandum, there was discussion that you might participate in the auction. Were you denied permission to participate in the auction? And also, would you discuss what information, whether there was any due diligence by the people who were buying it with you that was not in your public information? It was not disclosed in your public information because it looks as though it sold at quite a discount, quite a discount, which raises questions as to what the value of the common stock is if the preferred is being sold at a discount. So if you…

Dennis S. Hudson III: Okay, well let me answer your questions. First of all, we did not state in the offering materials that we might participate or intended to bid. Quite the contrary: We stated that we did not intend to bid. The reason we did not intend to bid is because we felt this was an important part of our capital structure for now. As we continue to improve our condition, I think our ability to redeem or purchase in market transactions of that preferred stock changes. I think we made that clear. And then on the second point, in terms of the discounts…

Marc Heilweil: Excuse me. You had previously said that you might bid on those. I read that somewhere, so it’s in some disclosure material.

Dennis S. Hudson III: Okay. Well, it was in the materials that were filed with the deal. We made it pretty clear we were not going to bid. I think for us to have been able to bid would have required us to probably address raising additional capital, and that sort of thing just didn’t make any sense for us.

On your second question on the discount, I’ll just point out that some of the largest most well healed issuers in America in the banking world have market dividend rates on their preferred stock that are substantially higher than 5%, so I think everybody anticipated a discount. I think the buyers got a very good deal at the pricing that it went at, but I think it was a very successful auction. When you looked at the other banks, with the exception of the two that were able to bid and did bid aggressively, they were in a fairly tight range.

Marc Heilweil: And the other point was: Did you have discussions with these buyers and was there information?

Dennis S. Hudson III: Just to give some color, we had brief, and I mean very brief, phone calls with groups of potential buyers. You’d really need to talk with the underwriters that worked with Treasury on the deal to dig into that, but we had very brief conversations. Everything that we disclosed and talked about was in our filings of course.

Marc Heilweil: Okay. Since these were purchased at a fairly steep discount in the judgment of a lot of people in the market, would you consider trying to buy back some of those at a discount? Is that something that you have thought about?

Dennis S. Hudson III: Oh sure. We would look at that. But again, I think my earlier remarks made it pretty clear that for now this is a good piece of capital in our capital structure. I think as we move forward and our condition continues to improve, a variety of options open up, including other forms of capital. Included in all of that thought process would be the thought that we would potentially repurchase some of this at a discount.

Marc Heilweil: And finally, do you have a near-term target for what you would view as an acceptable return on assets for the bank? I think your return on assets was 26 basis points, which most banks would consider to be pretty unacceptable. Do you have a near-term target that you would consider acceptable?

Dennis S. Hudson III: We have not disclosed our targets and our future specifics around that, but there’s no question that the performance that we have had the last several years has been entirely unacceptable. I understand that, but we have a plan in place to improve our performance. Included in that plan is continued resolution of the asset quality issues. Unfortunately that doesn’t happen without cost, and that’s what we are working very hard to get behind us. We have made tremendous progress. We returned to profitability about a year ago. The level of profitability we returned to a year ago is not at a level that we want it to be. But when we look ahead as we complete our process and continue to execute our growth initiatives, our overriding objective is get our return on assets up to what anybody would consider to be a respectable and appropriate level, and we want to do that as quickly as possible.

Marc Heilweil: And my last question would be on legal costs, which seem to be pretty high. What is being done in terms of managing those costs and perhaps bringing in some more legal help in house, whether that be paralegals or attorneys?

Dennis S. Hudson III: Well, we think our legal expenses are going to melt away fairly rapidly as we continue to tackle the issues that we’ve been talking about— I don’t think that’s the issue. We just need to get the utilization way down and the way we get the utilization down is to eliminate the issues that are leading to the higher legal costs, and I think that’s coming. That’s a very big part of our plan going forward is to bring those costs down over the next year, and I think you’ll see that. You have seen them come down pretty substantially from a year ago.

Marc Heilweil: Thank you very much.

Dennis S. Hudson III: Thank you.

Operator: Once again, if you have a question, please press star then one on your touchtone phone.

And our next question comes from Kevin Barker from FBR. Please go ahead.

Kevin Barker: Good morning, everyone.

Dennis S. Hudson III: Good morning.

William R. Hahl: Good morning.

Kevin Barker: I had a question on the securities portfolio, you took the securities gains this quarter and you saw all the yields in your securities portfolio come down pretty hard. How much further do you expect that to come down over the next year as you set yourself up for higher rates in the future?

William R. Hahl: Well that’s going to be dependent on how active we are in really changing the complexity of the portfolio. Currently, the portfolio has got an effective duration of a little less than three years, about a 2.7, and with the sale, that really drops it down even further to 2.3. So we have got some room to add some duration back into the portfolio. But frankly, the yields right now—even the 10-year as of yesterday was below 2%, more like in 1.92—are putting pressure on the investment portfolio. And then the principal pay downs that we get every month, and just reinvesting those… As Denny mentioned, a key thing for us is interest rate risk, so we expect to see the investment portfolio overall yield trend down. Looking out over a year or so, you could probably see it into the mid twos or lower than that.

Kevin Barker: And then finally, my next question was: On mortgage banking, what percentage of the originations you did this quarter were FHA loans, and are you seeing an impact from the increase in insurance rates from FHA?

H. Russell Holland III: I don’t have that percentage.

Dennis S. Hudson III: Yeah, we don’t have that percentage, although…

William R. Hahl: I don’t think it’s real significant.

O. Jean Strickland: No, it isn't.

Dennis S. Hudson III: Yeah.

Kevin Barker: Typically it’s about a third, right, is that…

O. Jean Strickland: No.

Dennis S. Hudson III: No.

William R. Hahl: No, not at this level.

H. Russell Holland III: No, I don’t have the number either, but it’s fairly small.

Dennis S. Hudson III: Yeah, it’s fairly small, so we haven’t had any real impact in terms of the insurance costs.

Kevin Barker: Okay. Are you seeing an impact from HARP or is that not really affecting your book?

Dennis S. Hudson III: Not really affecting us. We’ve talked about that quite a bit, and as of now we are not really participating.

Kevin Barker: Okay.

O. Jean Strickland: We have our own programs for loss mitigation.

Dennis S. Hudson III: For our own portfolio…

O. Jean Strickland: Right.

Dennis S. Hudson III: …but we are not really pursuing the HARP Program.

Kevin Barker: Okay, thank you.

Dennis S. Hudson III: Thanks.

Operator: We have no further questions at this time.

Dennis S. Hudson III: Great. Well thank you very much for your attendance today, and we look forward to next quarter. Thank you.

Operator: Thank you, ladies and gentleman. This concludes today’s conference. Thank you for participating. You may now disconnect.

Please Note:	* Proper names/organizations spelling not verified.

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